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                                                                   Exhibit 10.13

                      CHANGE-IN-CONTROL SEVERANCE PAY PLAN

                                    ARTICLE I
                               PURPOSE OF THE PLAN

      This Change-in-Control Severance Pay Plan (the "Plan") has been established by Knowles Electronics, Inc., a Delaware corporation (the "Company"), to provide for the payment of severance pay to selected employees whose employment with the Company may terminate due to certain conditions created by a change in control of the Company. For purposes of the Plan, employees of subsidiaries of the Company shall be considered employees of the Company.

                                   ARTICLE II
                                   ELIGIBILITY

      Only those employees of the Company designated as Plan participants by resolution or resolutions adopted by the Board of Directors of the Company are participants in the Plan ("Participants"). A list of the designated Participants shall be maintained by the Secretary of the Company. No other employees are covered by this Plan. This copy of the Plan has been issued to the designated Participant named on the attached Exhibit A, which Exhibit A has been authenticated for the Company by the signatures of its Chairman and Secretary.

                                   ARTICLE III
                                   DEFINITIONS

3.1 "Affiliate" means any entity directly or indirectly controlling, controlled by, or under common control with the Company or its successor.

3.2 "Annual Compensation" means the total of all wages, salary and bonuses which were paid in consideration for the Participant's services as an employee of the Company, its successor or an Affiliate during the year, or which would have been paid so paid at the Participant's usual rate of compensation if the Participant had worked a full year.

3.3   "Board" means the Board of Directors of the Company.

3.4 "Cause" in connection with the termination of a Participant's employment with the Company, means: (i) conviction of a felony; (ii) gross negligence in the performance of the Participant's duties; (iii) deliberate, material injury to the Company; or (iv) refusal after at least seven (7) days written notice from the Board to carry out directions of the Board, provided that performance in accordance with such directions does not constitute a change in the terms and conditions of the Participant's employment as described in
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      Section 4.1. If the Company could have terminated a Participant's employment for Cause, but lacked actual knowledge of any act or omission described above at the time of termination, the termination will nevertheless be deemed for Cause upon the later discovery of such act or omission. A determination that a termination is for Cause, as defined above, will be effective only for the purpose of this Plan and will not be determinative with respect to any other contract or arrangement between the Company and the Participant, unless the Board makes a specific determination to the contrary.

3.5 "Change-in-Control" means a Change-in-Control of the Company. A Change-in-Control of the Company shall be deemed to occur when either (i) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of the Knowles Family in the Company is reduced to less than fifty percent (50%) of the combined voting power of the Company's voting securities entitled to vote in the election of directors, or (ii) all, or substantially all, of the assets and business are sold or otherwise disposed. The term "Knowles Family", as used herein, means the widow and the descendants of Hugh S. Knowles.

3.6 "Period of Protection" means that number of months immediately following a Change-In-Control for which a Participant is protected by the provisions of this Plan, which number of months for a Participant is set forth in the Exhibit A for that Participant.

                                   ARTICLE IV
                               PAYMENT CONDITIONS

4.1 Change in employment terms and conditions. A Participant who at any time within the Period of Protection sustains one of the following changes in the terms and conditions of his/her employment shall receive the severance payment described in Section 5.1. The changes in the terms and conditions of employment causing such a severance payment are:

      (a) involuntary termination of employment by the Company without Cause;

      (b) reduction in salary or material reduction in the Participant's fringe benefits to which Participant is entitled, including a reduction in the number of paid vacation days in any year, unless such reduction in benefits is nondiscriminatory and the resulting level of benefits is consistent with that available to employees with similar authority and length of service, which as to a Participant shall include service with the Company before the Change-in-Control.

      (c) reduction in eligibility to participate in employee benefit plans or reduction in eligibility to participate in other compensation plans, including but not limited to, incentive bonus plans, stock appreciation rights plans or stock option plans;


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      (d) reduction in job responsibility and/or authority or the assignment of duties for which the Participant is not reasonably equipped by his/her skills and experience;

      (e) request to relocate the Participant's principal place of employment or residence by more than twenty-five (25) miles or assignment of duties that would reasonably require such relocation;

      (f) assignment of duties to the Participant which would reasonably require him/her to spend significantly more working days away from his/her principal place of employment or residence during any consecutive twelve-month period than such Participant was so required to spend on average during the three (3) consecutive twelve-month periods immediately preceding the date of the Change-in-Control; or

      (g) failure to provide office facilities, secretarial services, and other administrative services to the Participant which are substantially equivalent to the facilities and services provided to the Participant on the date of the Change-in-Control.

      Notwithstanding the foregoing provisions of this Section 4.1, a Participant who sustains one or more of the changes described in clauses
      (b), (c), (d), (e), (f) and (g) above must terminate his/her employment within sixty (60) days after the change in employment terms and conditions in order to receive the severance payment described in Section 5.1.

4.2 Termination of employment by reason of death, disability or Cause. A Participant whose employment is terminated by death or disability or for Cause shall not be entitled to any severance payment.

                                    ARTICLE V
                                SEVERANCE PAYMENT

5.1   Severance pay. A Participant who satisfies the payment conditions under
      Section 4.1 will receive a severance payment equal to the product of the Participant's Annual Compensation for the calendar year immediately preceding the termination of the Participant's employment times the multiplier set forth in the Exhibit A for that Participant, less any reduction as provided in Article VII below.

5.2 Unfunded plan. Payments under this Plan shall be made from the general funds of the Company. Nothing contained in this Plan shall give a Participant any right, title or interest in any property of the Company.

5.3 Modification or Waiver. A Participant's rights under the Plan may be waived or modified by the written agreement of the affected Participant and the Company. Nothing herein will prohibit a divergence between the terms and conditions of a waiver or


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      modification agreed to by any one Participant and the terms and conditions agreed to by any other Participant.

                                   ARTICLE VI
                                  PAYMENT TERMS

      Severance payments shall be made in approximately monthly payments over the period from the date of Participant's termination of employment to the expiration of his/her Period of Protection.

                                   ARTICLE VII
                                 PAYMENT OFFSETS

      Notwithstanding anything in this Plan to the contrary, the severance payment received under this Plan shall be reduced by any salary and bonus or bonuses paid to the Participant by the Company, its successor or an Affiliate with respect to such Participant's employment after the effective date of a Change-in-Control and prior to such Participant's termination of employment.

                                  ARTICLE VIII
                            AMENDMENT AND TERMINATION

8.1 Before Change-in-Control. This Plan may be amended from time to time or terminated by action of the Board. This Plan will also automatically terminate if the Company (1) is legally dissolved, (2) makes a general assignment for the benefit of its creditors' use, or (3) files for liquidation under the United States Bankruptcy Code.

8.2 After Change-in-Control. Notwithstanding the foregoing, the Plan may not be amended or discontinued by the Company or the Board after the effective date of a Change-in-Control.

                                   ARTICLE IX
                                  MISCELLANEOUS

9.1 No Guarantees. Nothing in this Plan will give Participants a separate right to continued employment, compensation level or position with the Company.

9.2 Applicable Law. To the extent not preempted by federal law, this Plan will be construed in accordance with the laws of the State of Illinois.

9.3 Participant Assignment. No interest of any Participant under this Plan, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale,


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      transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Participant including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

9.4 Withholding of taxes. The Company may take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company, any subsidiary, a successor or an Affiliate is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any severance payment hereunder.

9.5 Severability. In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

9.6 Successors. The Plan shall be binding upon and inure to the benefit of the Company, the Participants and their respective heirs, representatives and successors.

9.7 Notice. Notices under this Plan shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other party by written notice:

      If to the Company:

      KNOWLES ELECTRONICS, INC.
      1151 Maplewood Drive
      Itasca, IL 60143
      Attention: Chief Executive Officer

      If to a Participant:

      The address last indicated on the records of the Company.

      IN WITNESS WHEREOF, the Company has adopted this Plan as of this 23rd day of July, 1998.

                                          KNOWLES ELECTRONICS, INC.


                                          By: /s/ Reg G. Garratt
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                                          Its: Chairman and CEO

Attest:


/s/ John W. Hupp
------------------------------
Secretary


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                                   "EXHIBIT A"

      This Exhibit A authenticates and confirms that by resolution adopted by the Board of Directors of Knowles Electronics, Inc., _________________________ has been designated a Participant in the Company's Change-In-Control Severance Pay Plan. With respect to the above named Participant, the applicable Period of Protection in Section 3.6 is ______ (___) months, and the multiplier in Section
5.1 is ________ (___).

                                    Authenticated for the Company this
                                    ______ day of ______________, 1998


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                                                  Chairman and CEO


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                                                     Secretary